                             [AFFINIA LOGO OMITTED]

FOR IMMEDIATE RELEASE                                                   CONTACT:
                                                                    Mark Trinske
                                                  Director of Investor, Public &
                                                            Government Relations
                                                              Affinia Group Inc.
                                                                  (734) 827-5412

                      AFFINIA REPORTS GROSS PROFIT INCREASE
                          FOR THE FIRST QUARTER OF 2007

ANN ARBOR, MICHIGAN, MAY 9, 2007 - Affinia Group Inc., a global leader in the on and off highway replacement products and service industry, today reported improved profit on lower sales for the first quarter ended March 31, 2007.

Net sales were $502 million for the quarter compared to $548 million for the same period in 2006. The decline was a result of Affinia's planned exit from certain unprofitable brake and chassis product contracts and the discontinuation in early 2006 of a customer relationship. General softness in retail and traditional market channels also contributed to lower brake and chassis product sales.

Gross profit increased to $94 million, approximately 19% of sales, as compared to $92 million, or approximately 17% of sales for the same period in 2006. The company has made steady improvement in its first three years with 15%, 17% and
19% gross margin in the 2005, 2006 and 2007 first quarters, respectively.

"A significant portion of our revenue decline in the first quarter was due to our planned exit from business that was not profitable, and was not on our strategic roadmap. We remain on schedule with our $152 million restructuring plan, all of which is being financed through internal operations. Overall, we are very pleased with our improved margin as a result of our restructuring program," said Thomas Madden, Affinia's Senior Vice President and Chief
Financial Officer.

Selling, general and administrative expenses were $83 million, a decrease of $1 million compared to 2006.

Net loss for the quarter ended March 31, 2007 was $3 million which includes restructuring costs of $6 million net of tax, compared to a loss of $6 million which includes restructuring costs of $4 million net of tax, for the same quarter in 2006.

As of March 31, 2007 Affinia had $70 million of cash and total long-term debt outstanding of $597 million. At March 31, 2007, Affinia had no borrowings under the company's receivables securitization program or its revolving credit facility, and was in compliance with all debt covenants.

"In the first quarter, we continued with our transformation program and moved forward on a number of new global growth initiatives. We announced construction of a new facility in Mexico to produce filters for the Latin and North American markets; announced a joint

venture to produce brake  products in China and India;  and began  production at our new  filter  manufacturing  plant in the  Ukraine,"  said  Terry  McCormack,
Affinia's President and Chief Executive Officer. "These initiatives were clearly defined by our strategic  roadmap which drives  Affinia to become a high quality global manufacturer and distributor of on and off highway  replacement  products and services. I am pleased with the first steps we have taken on the road to our future growth," said McCormack.

CONFERENCE CALL
Affinia will hold a conference call to discuss its first quarter 2007 results on
Thursday, May 10, 2007 at 11:00 a.m. Eastern Time. Slides for the conference call will be available from Affinia's web site: www.affiniagroup.com on
Wednesday, May 9, 2007.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference
ID # 4756918. A replay of the call will be available shortly after the end of the live broadcast. To access the replay, please dial (800) 642-1687 within the
United States or (706) 645-9291 for international callers. You will need to reference conference ID # 4756918.

AFFINIA GROUP INC. is a global leader in the on and off highway replacement products and service industry. In North America the Affinia family of brands includes WIX(R) filters; Raybestos(R) brand brakes and AIMCO(R) brake products, and McQuay-Norris(R) and Spicer(R) Chassis parts. South American and European brands include Nakata(R), Filtron(R), Urba(R) and Quinton Hazell(R). For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This report includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical.
When used in this report, the words "estimates," "expects," "anticipates,"
"projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy prices; our ability to achieve cost savings from our restructuring; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations;
changes to anti-dumping rates; risk of impairment to intangibles and goodwill;
risk of a successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; the threat of work stoppages and other labor disputes; challenges to our intellectual property portfolio; and our exposure to product liability and other liabilities for which Dana Corporation retained responsibility due to its Chapter 11 filing. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.
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